The Vantagepoint Funds
FYE 12/31/01
Annual Expense Ratios

Fund Name                      Ratio to ANA

All-Equity Growth                   0.20%
Long-Term Growth                    0.15%
Traditional Growth                  0.15%
Conservative Growth                 0.15%
Savings Oriented                    0.18%
Growth & Income                     0.85%
Equity Income                       0.92%
International                       1.18%
US Government                       0.64%
Income Preservation                 0.84%
Aggressive Opportunities            1.19%
Core Bond Class I                   0.48%
Growth                              0.88%
Overseas Equity Index Class I       0.68%